                            KIMCO REALTY CORPORATION

                             3333 NEW HYDE PARK ROAD
                          NEW HYDE PARK, NY 11042-0020


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 14, 2002


         Notice is hereby given of, and you are cordially invited to attend the 2002 Annual Meeting of Stockholders (the "Meeting") of Kimco Realty Corporation, a Maryland corporation (the "Company"), to be held on Tuesday, May 14, 2002, at 10 o'clock a.m. at 270 Park Avenue, 11th Floor, Room C, New York, NY 10017 for the following purposes:


         1. To elect directors to serve for a term of one year and until their successors are duly elected and qualify; and

         2. To transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.


         Only common stockholders of record at the close of business on April 1, 2002, will be entitled to vote at the Meeting or any adjournment(s) or postponement(s) thereof.

         IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR BY INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.





                                            BY ORDER OF THE BOARD OF DIRECTORS




                                            /s/ Bruce M. Kauderer
                                            -----------------------------------
                                            Bruce M. Kauderer
                                            Secretary

April 3, 2002.

                            KIMCO REALTY CORPORATION

                            3333 NEW HYDE PARK ROAD,
                          NEW HYDE PARK, NY 11042-0020
                                  -------------
                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                           to be held on May 14, 2002


        This Proxy Statement is furnished to common stockholders of Kimco Realty Corporation, a Maryland corporation (the "Company"), in connection with the solicitation of proxies in the form enclosed herewith for use at the 2002 Annual Meeting of Stockholders (the "Meeting") of the Company to be held on Tuesday, May 14, 2002, at 10 o'clock a.m. for the purposes set forth in the Notice of Annual Meeting of Stockholders.

        This solicitation is made by the Company on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board"). Costs of this solicitation will be borne by the Company. Directors, officers and employees of the Company and its affiliates may also solicit proxies by telephone, telegraph, fax, e-mail or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

        The Company's Annual Report for the calendar year ended December 31, 2001 has been mailed with this Proxy Statement. This Proxy Statement and the enclosed form of proxy were mailed to stockholders on or about April 10, 2002. The principal executive offices of the Company are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020; telephone (516) 869-9000.

        Holders of record of the Common Stock of the Company, par value $.01 per share (the "Common Stock"), as of the close of business on the record date, April 1, 2002, are entitled to receive notice of, and to vote at, the Meeting. The outstanding Common Stock constitutes the only class of securities entitled to vote at the Meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on April 1, 2002, there were 104,361,920 shares of Common Stock issued and outstanding.

        Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for Director (See Proposal 1). To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before exercise (i) by filing a notice of such revocation, (ii) by filing a later dated proxy with the Secretary of the Company or (iii) by voting in person at the Meeting. Dissenting stockholders will not have rights of appraisal with respect to any matter to be acted upon at the Meeting.

        Under Maryland law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered by the beneficial owner of the stock to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

                                   PROPOSAL 1
                              Election of Directors

        The Company's Bylaws, as amended (the "Bylaws") provide that all directors be elected at each annual meeting of stockholders. Pursuant to the Company's charter and such Bylaws, the Directors have fixed the number of directors to be elected at seven. The persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of the seven nominees for director designated below, all of whom are presently directors of the Company to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve, the proxies may vote for another person nominated by the Board of Directors or the Board may amend the Bylaws to reduce the number of directors to be elected at the meeting.

Information Regarding Nominees (as of April 1, 2002)

                                           Present Principal Occupation or
Name                         Age    Employment and Five-Year Employment History
----                         ---    -------------------------------------------

Martin  S. Kimmel(2)(3)(4)   86     Chairman (Emeritus) of the Board of
                                    Directors of the Company since November
                                    1991; Chairman of the Board of Directors of the Company for more than five years prior to such date. Founding member of the Company's predecessor in 1966.

Milton Cooper(2)(3)(4)       73     Chairman of the Board of Directors and Chief
                                    Executive Officer of the Company since
                                    November 1991; Director and President of the
                                    Company for more than five years prior to such date. Founding member of the Company's predecessor in 1966.

Richard G. Dooley(1)(3)(4)   72     Director of the Company since December 1991.
                                    Consultant to, and from 1978 to 1993,
                                    Executive Vice President and Chief
                                    Investment Officer of Massachusetts Mutual
                                    Life Insurance Company.

Michael J. Flynn(2)          66     Vice Chairman of the Board of Directors of
                                    the Company since January 1996 and, since
                                    January 1997, President and Chief Operating
                                    Officer; Director of the Company since
                                    December 1991. Chairman of the Board and
                                    President of Slattery Associates, Inc. for more than five years prior to joining the Company in 1996.

Joe Grills(1)(3)(4)          67     Director of the Company since January 1997.
                                    Chief Investment Officer for the IBM
                                    Retirement Funds from 1986 to 1993 and held various positions at IBM for more than five years prior to 1986.

David B. Henry               53     Vice Chairman of the Board of Directors of
                                    the Company since May 2001 and, since April
                                    2001, Chief Investment Officer of the
                                    Company. Prior to joining the Company, Mr.
                                    Henry was Chief Investment Officer of G.E.
                                    Capital Real Estate since 1997 and held
                                    various positions at G.E. Capital for more than five years prior to 1997.

Frank Lourenso (1)(3)(4)     61     Director of the Company since December 1991.
                                    Executive Vice President of J.P. Morgan
                                    ("J.P. Morgan", and successor by merger to The Chase Manhattan Bank and Chemical Bank,
                                    N.A.) since 1990. Senior Vice President of
                                    J.P. Morgan for more than five years prior to that time.

---------------------
(1) Member of Audit Committee.
(2) Member of Executive Committee.
(3) Member of Executive Compensation Committee.
(4) Member of Nominating Committee.

        Mr. Cooper is also a director of Getty Realty Corp. and Blue Ridge Real Estate/Big Boulder Corporation and a trustee of MassMutual Corporate Investors and MassMutual Participation Investors. He also serves as a member of the Board of Governors of the National Association of Real Estate Investment Trusts.

         Mr. Dooley is also a director of Advest Group, Inc., Hartford Steam Boiler Inspection and Insurance Co. and Jefferies Group, Inc. and a trustee of MassMutual Corporate Investors and MassMutual Participation Investors.

         Mr. Flynn is also Chairman of the Board of Directors of Blue Ridge Real Estate/Big Boulder Corporation.

         Mr. Grills is also a Director of certain Merrill Lynch Mutual Funds and Duke Management Company. He also serves as a member of the Investment Advisory Committees of the State of New York Common Retirement Fund and the Virginia Retirement System. Mr. Grills is a member of the Association of Financial Professionals Committee on Investment of Employee Benefit Assets, its executive committee and is a former chairman of that committee.

         All directors of the Company serve terms of one year and until the election and qualification of their respective successors. Each of the above Directors, except for Mr. Henry, who joined the Board of Directors in May 2001, was in attendance at each of the four regular meetings of the Board of Directors held during 2001, which occurred on February 15, April 25, July 25 and October
23. Mr. Henry was in attendance at the regular meetings held on April 25, 2001, July 25, 2001 and October 23, 2001. All of the Directors of the Board were in attendance at the 2001 Annual Meeting of Stockholders held on May 15, 2001.

Committees of the Board of Directors

        Audit Committee. The Board of Directors has established an Audit Committee consisting of three independent Directors to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. Audit Committee meetings were held during 2001 on February 15, 2001, April 25, 2001, July 25, 2001 and October 23, 2001. In
addition, the Audit Committee held a meeting on February 6, 2002.

         Executive Committee. The Executive Committee has been granted the authority to acquire and dispose of real property, to borrow money on behalf of the Company and to authorize, on behalf of the full Board of Directors, the execution of certain contracts and agreements (except for contracts between the Company and KC Holdings, Inc. -- see "Compensation Committee Interlocks and Insider Participation"). The Executive Committee convened twice during 2001, on April 25, 2001 and October 23, 2001.

         Executive Compensation Committee. The Board of Directors has established an Executive Compensation Committee to determine compensation for the Company's executive officers, in addition to administering the Company's Equity Participation Plan (as defined herein). Two meetings of the Executive Compensation Committee were held during 2001, on February 15, 2001 and April 25, 2001. In addition, the Executive Compensation Committee held a meeting on February 6, 2002.

         Nominating Committee. The Board of Directors has established a Nominating Committee. The functions of the Nominating Committee include recommending candidates for annual election to the Board of Directors and to fill vacancies on the Board of Directors that may arise from time to time. The Nominating Committee will consider all candidates recommended by shareholders in accordance with the procedure established in the Company's Bylaws which requires recommendations to be submitted in writing ninety days in advance of the annniversary of the preceding year's annual meeting of shareholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in the Company's proxy statement. Recommendations should be submitted to the Secretary of the Company. One meeting of the nominating Committee was held during 2001, on February 15, 2001. In addition, the Nominating Committee held a meeting on February 6, 2002.

        Each of the Directors comprising these various Committees of the Board of Directors was in attendance at all meetings of such Committees held on the dates indicated.

Compensation of Directors

        Members of the Board of Directors and Committees thereof who are not also employees of the Company ("Non-employee Directors") receive an annual fee of $24,000, plus fees of $2,000 for attending each regular or special meeting of the full Board. The Non-employee Directors, other than Mr. Kimmel, receive $500 for attending each Executive Compensation Committee and Nominating Committee meeting and $1,000 for attending each Audit Committee Meeting. The Non-employee Directors who are members of the Audit Committee also receive an additional annual fee of $4,000. In accordance with the Company's Equity Participation Plan (as defined herein), the Non-employee Directors may be granted awards of deferred stock ("Deferred Stock") in lieu of directors' fees. Unless otherwise provided by the Board, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. Pursuant to such arrangements, each of Messrs. Kimmel, Dooley, Grills and Lourenso received directors' fees in cash of $18,000, $27,500, $27,500 and $27,500, respectively, during 2001. During 2001, Messrs. Kimmel, Dooley, Grills and Lourenso each received Deferred Stock awards valued at $16,000, in lieu of directors' fees and meeting fees. Employees of the Company who are also Directors are not paid any directors' fees.

        Effective January 1, 2002, the fees entitled to be received by the non-employee Directors were increased to the following amounts: $30,000 for the annual fee, $10,000 for the Audit Committee annual fee and $2,000 for attending each Audit Committee meeting. All other meeting fees and committee fees remain unchanged.

        During 2001, 2000 and 1999, the Company granted each Non-employee Director options to acquire 11,250 shares of Common Stock at $32.80, $27.1667 and $22.25 per share, respectively, the market prices on the dates of such option grants. See "Executive Compensation and Transactions with Management and Others - Executive Compensation and Employment Contracts" for information concerning stock options granted to Mr. Cooper, Mr. Flynn and Mr. Henry. The Company intends to grant Non-employee Directors, options to acquire an additional 11,250 shares during 2002 at the then current market price.

         Mr. Kimmel received $50,000 during 2001 as payment for consulting services rendered to, and reimbursement of certain expenses incurred on behalf of, the Company.

Vote Required

        Assuming the presence of a quorum, a plurality of all the votes cast by the holders of shares of Common Stock present, in person or by proxy, and entitled to vote at the Company's Annual Meeting will be sufficient to elect a nominee as a director. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of the votes cast at the Meeting.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information available to the Company as of April 1, 2002, with respect to shares of its Common Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the U.S. Securities and Exchange Commission, the "SEC") of more than 5% of such shares and (ii) held, individually and as a group, by the directors and executive officers of the Company:



                                                     Shares Owned                           Percent
                                                   Beneficially (#)                      of Class (%)
Name & Address (where required)                    ----------------                      ------------
    of Beneficial Owner                            Common                                Common
-------------------------------                    ------                                ------
Milton Cooper                                     6,833,007     (1)(4)                       6.5
c/o  Kimco Realty Corporation
3333 New Hyde Park Rd.
New Hyde Park, NY  10042

Stichting Pensioenfonds ABP                       6,810,235                                  6.5
Oude Lindestraat 70
Postbus 2889
6401 DL Heerlen, The Netherlands

Martin S. Kimmel                                  4,124,532        (2)                       4.0
c/o Kimco Realty Corporation
3333 New Hyde Park Rd.
New Hyde Park, NY  11042

Helen Kimmel                                      3,568,451        (3)                       3.4
445 Park Avenue
New York, NY  10022

Michael V. Pappagallo                               300,017                                    *
Michael J. Flynn                                    291,188                                    *
Jerald Friedman                                     197,954                                    *
Richard G. Dooley                                   146,177                                    *
Frank Lourenso                                      129,870                                    *
Glenn G. Cohen                                      102,563                                    *
Joseph V. Denis                                      96,300                                    *
David M. Samber                                      93,675                                    *
Patrick J. Callan, Jr.                               80,910                                    *
Joe Grills                                           77,790                                    *
Robert Nadler                                        76,199                                    *
Paul Weinberg                                        34,395                                    *
David B. Henry                                       55,151                                    *
Bruce M. Kauderer                                    22,008                                    *
Scott Onufrey                                        20,614                                    *
Raymond Edwards                                      10,786                                    *
Thomas Caputo                                        10,500                                    *
Mitchell Margolis                                     7,360                                    *
Josh Smith                                            2,250                                    *
Joel Yarmak                                             647                                    *


All Directors and executive                      12,713,893        (4)                      12.2
officers as a group (22 persons)


--------------------
*  Less than 1%

(1) Includes 1,624,125 shares held by Mr. Cooper as trustee for the benefit of Mr. Kimmel's son. Does not include 385,790 shares held by adult members of Mr. Cooper's family, as to all of which shares Mr. Cooper disclaims beneficial ownership.
(2) Does not include 1,624,125 shares held in trust by Mr. Cooper for Mr. Kimmel's son or 2,395,951 shares held by Mrs. Helen Kimmel, his wife, as to all of which shares Mr. Kimmel disclaims beneficial ownership. Also, does not include 1,172,500 shares held by foundations and trusts for which Mrs. Kimmel is a trustee, as to all of which shares Mr. Kimmel disclaims beneficial ownership.
(3) Does not include 4,124,532 shares held by Mr. Kimmel, her husband, or 1,624,125 shares held in trust by Mr. Cooper for Mr. Kimmel's son, as to all of which shares Mrs. Kimmel disclaims beneficial ownership.
(4) Does not include 1,635,148 shares held by KC Holdings, Inc., a related, private corporation in which Mr. Cooper holds a controlling interest. See "Compensation Committee Interlocks and Insider Participation - Transactions with KC Holdings, Inc."

        The following table sets forth certain information available to the Company as of April 1, 2002, with respect to its Depositary Shares representing its Class A, Class B and Class C Preferred Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the U.S. the SEC) of more than 5% of such shares and (ii) held, individually and as a group, by the directors and executive officers of the Company:


                                                     Shares Owned                        Percent
                                                    Beneficially (#)                   of Class (%)
                                                    ----------------                 ----------------
Name & Address (where required)                     Depositary Shares                Depositary Shares
    of Beneficial Owner                 Class A      Class B      Class C     Class A      Class B     Class C
-------------------------------         -------      -------      -------     -------      -------     -------
David M. Samber                          3,700        3,550        5,560        *             *           *
Bruce M.  Kauderer                           -        1,900        2,100        -             *           *
Scott Onufrey                                -           65            -        -             *           -

All Directors and executive
officers as a group (3 persons)          3,700        5,515        7,660        *             *           *


-------------
*  Less than 1%

Executive Compensation and Transactions with Management and Others

        Executive Officers. Reference should be made to the Company's annual report on Form 10-K for the year ended December 31, 2001, incorporated herein by reference, following Part I, Item IV, for information with respect to the executive officers of the Company.

        Executive Compensation. The following table sets forth the summary compensation of the Chairman of the Board of Directors (and Chief Executive Officer) and the four other most highly paid executive officers of the Company for calendar years 2001, 2000 and 1999.


                                                  SUMMARY COMPENSATION TABLE
                                                                                      Long Term
                                                                                    Compensation
                                     Annual Compensation                               Awards
                                     -------------------                            -------------
           (a)                (b)       (c)          (d)            (e)           (f)            (g)             (h)
                                                                   Other                      Securities
         Name and                                                 Annual      Restricted      Underlying      All other
        Principle           Period    Salary        Bonus      Compensation      Stock         Options      Compensation
         Position            Ended      ($)          ($)          ($) (1)       Awards         (#) (2)         ($) (3)
         --------            -----      ---          ---          -------       ------         -------         -------
Milton Cooper                 12/01    658,500      1,550,000 (6)    -             -           112,500          1,696
 Chairman of the Board        12/00    658,500        100,000        -             -           112,500          8,034
 of Directors and Chief       12/99    658,000        100,000        -             -           112,500          8,034
 Executive Officer

Michael J. Flynn (5)          12/01    658,500        375,000        -             -           337,500          1,696
 Vice Chairman of the         12/00    658,500        200,000        -             -           112,500          4,953
 Board of Directors and       12/99    658,000        200,000        -             -           112,500          2,574
 President & Chief
 Operating Officer

David B. Henry (5)            12/01    365,385      1,177,885 (4)    -             -           425,000         18,947(7)
 Vice Chairman of the         12/00      -            -              -             -              -                 -
 Board of Directors since     12/99      -            -              -             -              -                 -
 May 2001 and Chief
 Investment Officer since
 April 2001

Jerald Friedman (5)           12/01    458,500        450,000        -             -            25,000          1,696
 Executive Vice               12/00    426,769        150,000        -             -            37,500          1,677
 President                    12/99    308,000        150,000        -             -            52,500          1,677

Michael V. Pappagallo (5)     12/01    258,500        225,000        -             -            50,000          1,696
 Chief Financial Officer      12/00    258,500        150,000        -             -            75,000            390
                              12/99    258,000        150,000        -             -            75,000            390


(1) No named officer received perquisites or other personal benefits aggregating the lesser of 10% of annual salary and bonus or $50,000.
(2) Options to acquire shares of Common Stock at exercise prices equal to the fair market value on the dates of grant.
(3) The amounts shown represent the value of Company paid group term life insurance premiums.
(4) Includes unrestricted stock award of 37,500 shares of the Company's Common Stock valued at $1,062,500 based upon the closing price on the New York Stock Exchange on April 2, 2001.
(5)     See "Executive Compensation and Transactions with Management and Others
        - Employment Contracts".
(6) Includes a special incentive award of $1,300,000. See "Report of the Executive Compensation Committee on Executive Compensation".
(7) Includes life insurance premium for individual policy paid by the Company and the value of Company paid group term life insurance premiums.

                        OPTION GRANTS IN LAST FISCAL YEAR

        The following table provides information on options to acquire shares of the Company's Common Stock granted to the named executive officers during 2001.


                                                                                Potential Realizable Value at Assumed Annual
                                                                                Rates of Stock Price  Appreciation for
                              Individual Grants                                 Option Term (1)
         (a)              (b)          (c)             (d)            (e)             (f)             (g)
                                   % of Total
                        Options  Option Granted     Exercise
                        Granted   to Employees        Price       Expiration
         Name           (#) (2)  in Fiscal Year      ($/Sh)          Date            5% ($)         10% ($)
         ----           -------  --------------      ------          ----            ------         -------
Milton Cooper           112,500          5.3         32.80        12/13/11         2,320,621       5,880,909

Michael J. Flynn        225,000         10.6         28.6667       5/22/11         4,056,374      10,279,652
                        112,500          5.6         32.80        12/13/11         2,320,621       5,880,909

David B. Henry          375,000         17.7         27.3333       4/16/11         6,446,164      16,335,840
                         50,000          2.4         32.80        12/13/11         1,031,387       2,613,738

Jerald Friedman          25,000          1.2         32.80        12/13/11           515,694       1,306,869

Michael V. Pappagallo    50,000          2.4         32.80        12/13/11         1,031,387       2,613,738


(1) Assumed annual rates of stock price appreciation, as determined by the SEC, for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and the Company's financial performance. No assurance can be given that such rates will be achieved.
(2) Options generally become exercisable one-third on each of the first three anniversaries of the date of grant or sooner at the discretion of the Executive Compensation Committee of the Board.





                       AGGREGATED OPTION EXERCISES IN LAST
                  FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

        The following table provides information on options to acquire shares of Common Stock exercised in 2001 by the named executive officers, and the value of each such officer's unexercised options to acquire shares of Common Stock outstanding at December 31, 2001.


          (a)                          (b)                 (c)                 (d)                        (e)

                                                                    Number of Unexercised     Value of Unexercised In-the-Money
                                 Shares Acquired        Value      Options at Year End (#)        Options at Year End ($)(1)
          Name                   on Exercise (#)     Realized ($)   Exer.          Unexer.           Exer.          Unexer.
          ----                   ---------------     ------------   ----           -------           -----          -------
Milton Cooper                           4,687             41,750     97,313         226,125        888,590           850,713
Michael J. Flynn          (2)         299,625          2,804,387     176,356        376,875      1,108,342         1,457,225
David B. Henry            (2)           3,658             20,034     -              417,684        623,702         1,969,573
Jerald Friedman           (2)           4,687             53,969     187,650         67,975      1,515,191           341,490
Michael V. Pappagallo     (2)           4,687             53,791     235,688        125,750      2,311,502           567,142


(1) Based upon the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 2001 of $32.69 per share.
(2)      See "Executive Compensation and Transactions with Management and Others
         - Employment Contracts".

        Employment Contracts. In November 1998, the Company entered into a new five-year employment agreement with Mr. Michael J. Flynn pursuant to which Mr. Flynn continues to serve as Vice Chairman of the Board of Directors and President and Chief Operating Officer of the Company. In accordance with this employment agreement, Mr. Flynn (i) is to receive a base salary of $650,000 per annum, (ii) shall be eligible to receive a bonus in such amounts, if any, as the Board, in its sole discretion shall determine and (iii) shall be eligible to receive grants of Common Stock of the Company or options with respect thereto, in such amounts, if any, as the Board, in its sole discretion shall determine.

        Effective April 2001, the Company commenced a five-year employment agreement with David B. Henry pursuant to which Mr. Henry will serve as Chief Investment Officer and Vice Chairman of the Board of Directors. In accordance with this employment agreement, Mr. Henry is to receive $750,000 per annum ($500,000 base salary and $250,000 guaranteed bonus) as compensation for his services. In addition, Mr. Henry received an unrestricted award of 37,500 shares of the Company's Common Stock which was valued at $1,062,500 based on the closing price of the Company's Common Stock on the date of the grant. Mr. Henry was also granted options to acquire 375,000 shares of the Company's Common Stock at an exercise price equal to the market price on the date of grant. With respect to 37,500 of these stock options, they are to be considered qualified incentive stock options, as defined in and to the extent permitted under the Company's Equity Participation Plan, and the remaining 337,500 stock options shall be non-qualified options. Options with respect to these shares vest in three equal installments upon each of the first three anniversaries of the date of grant. Mr. Henry will also be entitled to an unrestricted award of 37,500 shares of the Company's Common Stock if Mr. Henry is employed by the Company on the tenth anniversary of the effective date of the employment agreement. In the event of, and depending upon the reasons for a termination of Mr. Henry's employment with the Company prior to such dates, (i) any such non-vested shares would become 100% vested as the termination date and (ii) Mr. Henry would receive severance in the amount equal to the base salary and guaranteed bonus then in effect for the greater of the balance of the term of his employment agreement or one year.

        In June 1998, the Company entered into a three-year employment agreement with Mr. Jerald Friedman, pursuant to which Mr. Friedman began to serve as Executive Vice President of the Company. In accordance with this employment agreement, Mr. Friedman was to receive $450,000 per annum ($300,000 base salary and $150,000 guaranteed bonus) as compensation for his services. The agreement further provided that Mr. Friedman be granted options to acquire 150,000 shares of the Company's Common Stock at an exercise price of $24.958 per share, the market price on the date of grant. These stock options are to be considered qualified incentive stock options, as defined in and to the extent permitted under the Company's Equity Participation Plan. Options with respect to these shares shall vest in three equal installments upon each of the first three anniversaries of the date of grant. In the event of, and depending upon the reasons for, a termination of Mr. Friedman's employment with the Company prior to such dates, (i) any such non-vested shares would become 100% vested as of the termination date and (ii) Mr. Friedman would receive severance in the amount equal to the base salary and bonus then in effect for the greater of the balance of the term of this agreement or one year.

        In April 2000, the Company amended and restated the employment agreement with Mr. Friedman whereby effective January 1, 2000, Mr. Friedman will also serve as President of the Company's new development subsidiary (the "Development Company" or "KDI"). Effective January 2002, the term of this agreement has been extended through December 31, 2005 (the "First Amendment to Employment Agreement"). In accordance with the First Amendment to Employment Agreement, Mr. Friedman is to receive a base salary of $450,000 per annum. In addition, Mr. Friedman shall be eligible to earn a bonus upon the calculation of Development Company Profits, as defined in the First Amendment to Employment Agreement. The bonus shall be determined and paid semi-annually. Pursuant to the First Amendment to Employment Agreement, the bonus payable to Mr. Friedman for each six month period ending on the June 30th Measurement Date, as defined, shall be an amount equal to the lesser of (i) fifteen percent (15%) of Development Company Profits for that six month period or (ii) $225,000. The bonus payable to Mr. Friedman for each six month period ending on the December 31st Measurement Date, as defined, shall be an amount equal to fifteen percent (15%) of Development Company Profits for the twelve month period just ended, minus the bonus calculated on the immediately preceding June 30th Measurement Date, provided that the annual bonus to be earned by Mr. Friedman shall never exceed $450,000 for any said twelve month period ending on December 31.

        In April 1997, the Company entered into a two-year employment agreement with Michael V. Pappagallo pursuant to which Mr. Pappagallo began to serve as Chief Financial Officer effective May 27, 1997. This employment agreement was extended through December 31, 2001. In accordance with this employment agreement, Mr. Pappagallo was to receive $400,000 per annum ($250,000 base salary and $150,000 guaranteed bonus) as compensation for his services. The agreement further provides that Mr. Pappagallo be granted options to acquire 75,000 shares of the Company's Common Stock at an exercise price of $20.75 per share, the market price on the date of grant. These stock options are to be considered incentive stock options, as defined in and to the extent permitted under the Company's Equity Participation Plan (as defined herein), and otherwise shall be non-qualified options. Options with respect to these shares shall vest in three equal installments upon each of the first three anniversaries of the date of grant. In the event of, and depending upon the reasons for, a termination of Mr. Pappagallo's employment with the Company prior to such dates,
(i) any such non-vested shares would become 100% vested as of the termination date and (ii) Mr. Pappagallo would receive the remaining compensation due through the term of his employment agreement. Mr. Pappagallo's employment agreement was extended through December 2001.

        Effective January 2002, the Company entered into a new three-year employment agreement with Mr. Pappagallo pursuant to which Mr. Pappagallo continues to serve as Chief Financial Officer of the Company. In accordance with this employment agreement, Mr. Pappagallo (i) is to receive a base salary of $400,000 per annum, (ii) shall be eligible to receive a bonus in such amounts, if any, as the Board, in its sole discretion shall determine and (iii) shall be eligible to receive grants of Common Stock of the Company or options with respect thereto, in such amounts, if any, as the Board in its sole discretion shall determine.


Compensation Committee Interlocks and Insider Participation

         The Executive Compensation Committee of the Board of Directors, comprised of Messrs. Martin Kimmel, Milton Cooper, Richard Dooley, Joe Grills and Frank Lourenso, is charged with the responsibility of determining compensation levels, including awards pursuant to the Company's Equity Participation Plan, for the named executive officers other than Mr. Cooper. Mr. Cooper's compensation and participation in the Equity Participation Plan is subject to review and approval by the members of the Executive Compensation Committee other than Mr. Cooper.

         Mr. Milton Cooper is Chairman of the Board of Directors of the Company, and Mr. Martin Kimmel is Chairman Emeritus of the Board. Messrs. Cooper and Kimmel were founding members of the Company's predecessor in 1966.

         Transactions with KC Holdings, Inc. To facilitate its initial public stock offering in November 1991 (the "IPO"), the Company transferred its interests in 46 shopping center properties to a newly-formed corporation, KC Holdings, Inc. ("KC Holdings"), and subsidiaries of KC Holdings. The stock of KC Holdings is owned by the stockholders of the Company prior to the IPO. All of the real estate interests owned by KC Holdings and its subsidiaries were subject to purchase options held by the Company which expired in November 2001.

         As of November 2001, the expiration date of the purchase options held by the Company, KC Holdings' subsidiaries had conveyed 32 shopping center properties back to the Company and had disposed of ten additional centers in transactions with third parties. In March 2001, the Company exercised its option to acquire GC Buffalo Corp., a subsidiary of KC Holdings, which owns a 50% general partnership interest (the "GCBC G.P. Interest") in a partnership which owns fee title to three shopping center property interests. The Company acquired the GCBC G.P. Interest for an aggregate option price of approximately $3.5 million, paid $0.8 million in shares of the Company's Common Stock (valued at $27.67 per share) and approximately $2.7 million in cash. In June 2000, two shopping center properties were acquired in connection with the Company's exercise of its option to acquire KC Holdings Harrisburg Inc. and Kimco Michigan, Inc., subsidiaries of KC Holdings. The Company acquired the properties for an aggregate purchase price of $12.2 million, paid approximately $11.6 million in shares of the Company's Common Stock (valued at $27.175 per share) and $0.6 million through the assumption of mortgage debt encumbering one of the properties. During 1999, 13 shopping center properties were acquired in connection with the Company's exercise of its option to acquire KCHGC, Inc., a subsidiary of KC Holdings. These shopping center properties where acquired for an aggregate option purchase price of approximately $39.8 million, paid $15.7 million in shares of the Company's Common Stock (valued at $26.00 per share) and $24.1 million through the assumption of mortgage debt encumbering the properties. The mortgage debt was repaid by the Company during 1999. The members of the Company's Board of Directors who are not also shareholders of KC Holdings have unanimously approved the Company's acquisition of all 32 shopping center properties that have been conveyed back to the Company.

        The Company is party to a management agreement pursuant to which it manages three of KC Holdings' four remaining shopping center properties under terms which the Company believes are no less favorable than would be obtained in negotiations with an independent third party. The remaining property is owned in a joint venture and is managed by an unaffiliated joint venture partner. The management agreement was approved by a majority of the Company's Directors who are not also stockholders of KC Holdings. Management fees paid by KC Holdings to the Company totaled less than $0.1 million during 2001.

        Joint Ventures. Members of the Company's management have investments in certain real estate joint ventures or limited partnerships, which own and/or operate seven of the Company's 517 property interests as of December 31, 2001. Such management investments predate the Company's IPO and, in each case, the Company is a general partner of the joint venture or partnership and controls or directs the management of the joint venture or partnership. Any material future transactions involving these joint ventures or partnerships, such as major renovations, disposal or sale, will be subject to the approval of a majority of disinterested directors of the Company.

         Relationship with J.P. Morgan. Mr. Lourenso, an Executive Vice President of J.P. Morgan, has been a Director of the Company since December 1991. The Company has maintained its principal banking relationship with J.P. Morgan. J.P. Morgan, together with a consortium of ten additional banks, has provided the Company with a $250.0 million, unsecured revolving credit facility which is scheduled to expire in August 2003. At December 31, 2001 there were no borrowings outstanding under this facility.

        Relationship with The State of New York Common Retirement Fund. Mr. Grills is a member of the Investment Advisory Committee of The State of New York Common Retirement Fund (the "NYSCRF"). Mr. Grills has been a Director of the Company since January 1997. During 1999, the Company entered into a joint venture arrangement with the NYSCRF and other institutional investors in connection with the Kimco Income Operating Partnership ("KIR"), an entity established for the purposes of investing in high quality retail properties, financed primarily through the use of individual non-recourse mortgages. The NYSCRF has committed approximately $267.0 million to the joint venture of which $175.0 million has been contributed. This investment by the NYSCRF was reviewed by the NYSCRF Real Estate Advisory Committee of which Mr. Grills is not a member.

Report of the Executive Compensation Committee on Executive Compensation

         The Executive Compensation Committee has provided the following Report on Executive Compensation:

        Compensation Strategy and Performance Criteria. The members of this Committee believe the Company's success is attributable in large part to the talent and dedication of its associates and, in particular, to the management and leadership efforts of its executive officers. Accordingly, the Company, under the guidance of the Executive Compensation Committee, is committed to develop and maintain compensation policies, plans and programs which seek to enhance cash flows, and consequently real property and stockholder values, by aligning the financial interests of the Company's senior management with those of its stockholders.

        In furtherance of these goals, the Company relies, to a large degree, on annual and longer term incentive compensation (that is, specifically cash bonuses, stock grants and stock option grants) to attract and retain corporate officers and other key associates of outstanding ability, and to motivate such persons to perform to their fullest potential. These forms of incentive compensation are variable and designed to effectuate a pay-for-performance philosophy which considers management's ability to consistently improve the Company's Funds from Operations (a widely-accepted measure of performance for real estate investment trusts) to be of paramount importance. Other performance criteria which effect incentive awards include the demonstrated ability to strengthen the Company's capital structure, the measure of improved total return to stockholders and individual performance/contributions to corporate goals and objectives.

        The Committee annually deliberates the appropriate combination of cash and stock-based compensation, and weighs the competitiveness of the Company's plans in relation to compensation practices employed by a select group of successful real estate investment trusts that are (i) included in the NAREIT equity index used in the accompanying stock performance graph, and (ii) believed to be comparable to the Company based on market capitalization, portfolio size and distribution and product type. In general, the Committee has set base compensation levels for the Company's executive officers at competitive levels relative to this peer group. The number of stock options granted annually is an amount which the Committee, after due consideration of corporate and individual performance, changes in job function or title, competitive option grant levels and previously awarded options, considers appropriate to fairly compensate and properly motivate its officers.

        From time to time the Committee may retain compensation and other management consultants to assist with, among other things, structuring the Company's various compensation programs and determining appropriate levels of salary, bonus and other awards payable to the Company's officers and key personnel, as well as to guide the Company in the development of near-term individual performance objectives necessary to achieve long-term profitability. During 2001, the Company on behalf of the Executive Compensation Committee engaged a compensation consulting firm to perform a market survey of the compensation levels for all key positions in the Company. In addition, the Executive Compensation Committee engaged PricewaterhouseCoopers LLP to perform a study with regard to a special incentive award for Mr. Milton Cooper, Chief Executive Officer of the Company, based on Mr. Cooper's significant contribution in structuring the Montgomery Ward transaction described below.

         2001 Performance. In evaluating 2001 performance, particularly noteworthy was the Company's ability, under senior management's direction, to increase Funds from Operations ("FFO", a widely-accepted measure of performance for real estate investment trusts) for the year ended December 31, 2001 to $295.9 million, or $2.99 per share on a diluted basis, from $254.1 million, or $2.69 per share on a diluted basis, during the preceding year. Similarly, net income increased to $236.5 million, or $2.16 per share on a diluted basis, from $205.0 million, or $1.91 per share on a diluted basis during the preceding year. This significantly improved performance was primarily attributable to (i) the success of the Montgomery Ward transaction (ii) significant growth from the investment in Kimco Income Operating Partnership ("KIR") and (iii) profits generated by the Company's Development subsidiary, Kimco Developers, Inc. ("KDI").

        The Company, through a joint venture arrangement, acquired asset designation rights for substantially all of the real estate property interests of the bankrupt estate of Montgomery Ward LLC and affiliates. The asset designation rights provided the Company the ability to direct the ultimate disposition of the real estate assets. The Company recognized net profits of approximately $20.9 million after provision for income taxes from this transaction (pre-tax profits of approximately $34.6 million during 2001).

        During 2001, the Company continued its investment in KIR, a joint venture established in 1998 with institutional partners for the purpose of investing in high quality real estate properties primarily financed with individual non-recourse mortgages. During 2001, KIR acquired 12 property interests aggregating 2.9 million square feet for approximately $349.0 million. As of December 31, 2001, KIR was comprised of 64 shopping center properties with total assets of approximately $1.4 billion. The Company, through its 43.3% non-controlling limited partnership interest in KIR increased its equity in income from KIR to $13.2 million for the year ended December 31, 2001 as compared to $9.5 million for the preceding year.

        Effective January 1, 2001, the Company elected taxable REIT subsidiary status for its wholly owned development subsidiary, KDI. KDI is primarily engaged in the ground-up development of neighborhood and community shopping centers and the subsequent sale thereof upon completion. During the year ended December 31, 2001, KDI sold two of its recently completed projects and five out-parcels, in separate transactions, for approximately $61.3 million, which resulted in net gains of approximately $8.1 million after provision for income taxes (pre-tax profits of $13.4 million).

        Further, consideration was given to management's ability to continue its strengthening of the Company's consolidated balance sheet through the completion of two primary offerings of 3.75 million shares of its Common Stock which added approximately $117.7 million to stockholders' equity and provided capital for continued investment in KIR and for other property acquisitions. The Company continues to maintain a strong, prudent capital structure as evidenced by the percentage of its total debt to total market capitalization of 27% at December 31, 2001. In addition, the Company improved its debt service coverage ratio to
3.9 times and its fixed charge coverage to 3.2 times.

        The Company's strong performance encouraged investor support of the Company's Common Stock in the marketplace and provided total returns to stockholders of approximately 18% during 2001. Dividends on the Company's Common Stock have been increased by approximately 8.3% to $2.08 per share for 2002 as compared to $1.92 per share for 2001.

        2001 Incentive Compensation. In establishing 2001 incentive compensation (that is, the cash bonuses and stock option grants as set forth in the accompanying Summary Compensation and Option Grants in Last Fiscal Year tables) for the Company's named executive officers, the Committee concluded that each such officer had individually made a very substantial contribution toward achieving the aforementioned performance levels. The Committee did not specifically relate any measure of performance or any accomplishment to the incentives awarded, nor did the Committee assign relative weight to any specific performance factor except in the case of Mr. Cooper in connection with the special incentive award for his contributions in structuring the Montgomery Ward transaction. Rather, the Committee members made the subjective determination that the incentives awarded were appropriate in view of previously awarded incentives and their qualitative assessment that 2001 represented a year of significant achievement for the Company that was, in large part, attributable to the talents and efforts of its executive officers.

        The annual bonus and option to acquire shares of the Company's Common Stock awarded during 2001 to Mr. Cooper, Chairman of the Board of Directors and Chief Executive Officer, as set forth in the accompanying Summary Compensation Table, was determined by the members of the Executive Compensation Committee, other than Mr. Cooper, after evaluating generally the Company's achievements for the year and specifically Mr. Cooper's contributions towards realizing such performance levels. The Executive Compensation Committee, other than Mr. Cooper, also considered the recommendation prepared by PricewaterhouseCoopers LLP in connection with their engagement to assist in the determination of a special incentive award to Mr. Cooper for his contributions in structuring the Montgomery Ward transaction. The Board concluded that Mr. Cooper's leadership, vision and decision making warranted the bonus awarded to Mr. Cooper.

                                Martin S. Kimmel
                                Milton Cooper
                                Richard G. Dooley
                                Joe Grills
                                Frank Lourenso

                                As to that portion of the report
                                which pertains to Mr. Cooper's
                                compensation:

                                Martin S. Kimmel
                                Richard G. Dooley
                                Joe Grills
                                Frank Lourenso

Stock Price Performance. The following stock price performance chart compares the Company's performance to the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified equity real estate investment trusts listed on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market System. Stock price performance, presented quarterly for the five years ended December 31, 2001, is not necessarily indicative of future results. All stock price performance assumes the reinvestment of dividends.

Kimco Realty Corporation
2001 Total Return Proxy Data
(January 1997 - December 2001; Benchmarked at December 1995 = 100.00)


          NAREIT Equity        S&P 500            KIM
          ----------------- ----------------------------------
  Date    Return    Index    Return   Index   Return   Index
--------------------------------------------------------------
   Dec-96          100.00            100.00          100.00
   Jan-97          101.12             98.02           95.14
   Feb-97          100.91            104.14           97.68
   Mar-97          100.70            104.96           94.41
   Apr-97           97.93            100.65           91.67
   May-97          100.80            106.65           92.77
   Jun-97          105.70            113.15           93.51
   Jul-97          108.97            118.22          101.40
   Aug-97          108.71            127.62          100.47
   Sep-97          118.20            120.47          103.83
   Oct-97          115.00            127.07           96.72
   Nov-97          117.49            122.83          103.90
   Dec-97          120.26            128.51          106.54
   Jan-98          119.62            130.72          105.73
   Feb-98          117.59            132.17          107.64
   Mar-98          119.70            141.70          108.41
   Apr-98          115.80            148.96          115.05
   May-98          114.99            150.45          120.87
   Jun-98          114.21            147.87          127.27
   Jul-98          106.80            153.87          116.16
   Aug-98           96.72            152.24          111.46
   Sep-98          102.19            130.23          119.30
   Oct-98          100.30            138.57          126.50
   Nov-98          101.78            149.84          122.93
   Dec-98           99.21            158.92          126.26
   Jan-99           97.14            168.08          124.08
   Feb-99           94.86            175.11          120.09
   Mar-99           94.43            169.67          117.31
   Apr-99          103.39            176.45          126.92
   May-99          105.66            183.29          129.14
   Jun-99          103.95            178.96          128.53
   Jul-99          100.64            188.89          123.13
   Aug-99           99.36            182.99          122.31
   Sep-99           95.59            182.09          117.38
   Oct-99           93.24            177.10          113.98
   Nov-99           91.72            188.30          111.07
   Dec-99           94.63            192.13          115.35
   Jan-00           94.94            203.45          119.61
   Feb-00           93.81            193.22          117.26
   Mar-00           96.89            189.57          127.69
   Apr-00          103.40            208.11          137.98
   May-00          104.42            201.85          140.37
   Jun-00          107.10            197.71          142.09
   Jul-00          116.46            202.58          145.23
   Aug-00          111.73            199.42          143.03
   Sep-00          115.29            211.80          148.75
   Oct-00          110.30            200.62          144.09
   Nov-00          111.71            199.77          147.66
   Dec-00          119.58            184.02          160.78
   Jan-01          120.83            184.92          159.91
   Feb-01          118.90            191.48          152.26
   Mar-01          120.05            174.02          156.45
   Apr-01          122.91            163.00          162.80
   May-01          125.89            175.67          158.10
   Jun-01          133.27            176.84          175.19
   Jul-01          130.62            172.54          175.84
   Aug-01          135.40            170.84          180.23
   Sep-01          129.77            160.15          182.41
   Oct-01          126.06            147.21          186.45
   Nov-01          133.00            150.02          189.15
   Dec-01          136.24            161.53          189.98



Audit Committee Report

        The Audit Committee of the Board of Directors of the Company is responsible for providing objective oversight of the Company's financial accounting and reporting functions, system of internal control and audit process. The Audit Committee is composed of three directors, each of whom is independent as defined under the listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

        Management of the Company is responsible for the Company's system of internal control and its financial reporting process. The independent accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of these processes.

        In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2001 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

        Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the audit committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, to be filed with the SEC.

        Equity Participation Plan

        Description of Plan. The Company maintains its Stock Option Plan (the "Stock Option Plan") and its 1998 Equity Participation Plan (the "Equity Participation Plan") for the benefit of its eligible employees, consultants and directors. The Equity Participation Plan was established for the purpose of attracting and retaining the Company's directors, executive officers and other key employees by offering them an opportunity to own Common Stock of the Company and/or rights which will reflect the growth, development and financial success of the Company. The Equity Participation Plan provides that the Executive Compensation Committee or the Board, as applicable, may grant or issue "incentive" stock options and "non-qualified" stock options (within the meaning of the Internal Revenue Code, the "Code"), that vest over time and are exercisable at the "fair market value" of the Common Stock at the date of grant. In addition, the Equity Participation Plan provides for the granting of deferred stock ("Deferred Stock") to the Non-employee Directors of the Company. Deferred Stock may be granted to Non-employee Directors in lieu of directors' fees which would otherwise be payable to such Non-employees Directors, pursuant to such policies as may be adopted by the Board from time to time. Unless otherwise provided by the Board, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. The term of an award of Deferred Stock shall be set by the Board in its sole discretion.

        The Executive Compensation Committee has the authority under the Equity Participation Plan to determine the terms of options granted under the Equity Participation Plan, including, among other things, the individuals (who may be employees, consultants or directors of the Company) who shall receive options, the times when they shall receive them, whether an incentive stock option and/or non-qualified option shall be granted, the number of shares to be subject to each option and the date or dates each option shall become exercisable. The Executive Compensation Committee also has the authority to grant options upon the condition that the employee agrees to cancel all or a part of a previously granted option and to amend or accelerate the vesting of previously granted options.

        The exercise price and term of each option are fixed by the Executive Compensation Committee, provided, however, that the exercise price must be at least equal to the fair market value of the stock on the date of grant and the term cannot exceed 10 years; and further provided that in the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, a subsidiary or a parent (within the meaning of Section 424 of the Code), the exercise price must be at least 110% of the fair market value on the date of grant and the term cannot exceed five years. Incentive stock options may be granted only within 10 years from the date of adoption of the Equity Participation Plan. The aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options may be granted under the Equity Participation Plan, or any other plan of the Company or any parent or subsidiary, which stock options are exercisable for the first time during any calendar year, may not exceed $100,000. The maximum number of options that may be granted to any one individual in any calendar year shall not exceed 750,000, provided that the grant of the options will not cause the Company to fail to qualify as a real estate investment trust for Federal income tax purposes. An optionee may, with the consent of the Executive Compensation Committee, elect to pay for the shares to be received upon exercise of his options in cash, shares of Common Stock of the Company or any combination thereof.

        Option Grants. A maximum aggregate of 13,500,000 shares of the Company's Common Stock have been reserved for issuance under the Stock Option Plan (4,500,000 shares, all of which have been issued) and the Equity Participation Plan (9,000,000 shares). Options to acquire 2,119,175, 1,347,637 and 1,198,575 shares were granted during 2001, 2000 and 1999 at weighted average exercise prices of $30.71, $27.09 and $21.55 per share, respectively. A total of 5,909,353 options at a weighted average exercise price of $25.90 per share were outstanding at December 31, 2001, and as of such date 3,293,846 shares were available for future grant under the Equity Participation Plan.

401(k) Plan

        The Company maintains a 401(k) retirement plan covering substantially all officers and employees of the Company. The 401(k) plan permits participants to defer up to a maximum of 10% of their eligible compensation, which deferrals generally are matched concurrently by the Company up to a maximum of 5% of the employee's eligible compensation. Participants in the 401(k) Plan are not subject to Federal and state income tax on salary deferral contributions or Company contributions or on the earnings thereon until such amounts are withdrawn from the 401(k) Plan. Salary reduction contributions are treated as wages subject to FICA tax. Withdrawals from the plan may only be made upon termination of employment, or in connection with certain provisions of the 401(k) Plan that permit hardship withdrawals.

Certain Relationships and Related Transactions

        Members of the Company's management hold investments in certain real estate joint ventures or limited partnerships to which the Company is a party. Such investments predate the Company's IPO and, in each case, the Company controls or directs the management of the joint venture or limited partnership. Any material future transactions involving these joint ventures or partnerships require the approval of a majority of disinterested directors of the Company. See "Compensation Committee Interlocks and Insider Participation".

         Messrs. Kimmel and Cooper, Directors of the Company, are stockholders of KC Holdings. See "Compensation Committee Interlocks and Insider Participation".

         Mr. Frank Lourenso, a Director of the Company, is also an Executive Vice President of J.P. Morgan. The Company maintains its principal banking relationship with J.P. Morgan. See "Compensation Committee Interlocks and Insider Participation".

         Mr. Joe Grills, a Director of the Company, is also a member of the Investment Advisory Committee of NYSCRF. The Company has a joint venture arrangement with NYSCRF. See "Compensation Committee Interlocks and Insider Participation".

        Mr. Paul Dooley, Manager of Real Estate Tax Administration and Insurance of the Company, is the son of Mr. Richard G. Dooley, a director of the Company. Mr. Paul Dooley was paid a cash salary in 2000 as an employee of the Company that is commensurate with his position and was granted 10,000 options in 2001 pursuant to the Equity Participation Plan. In addition, Mr. Dooley was extended loans in the amount of $49,983 in 2001, $36,960 in 2000 and $62,865 in 1999 to
supplement available margin loans and partially fund the purchase of 4,511 shares, 3,465 shares and 4,950 shares, respectively, of the Company's Common Stock. The stock purchase loans are scheduled to be repaid over a term of two years, however, the term may be extended at the discretion of the Board of Directors. The amount outstanding as of April 1, 2002 was $135,324.

         Mr. Patrick Flynn, Director of Real Estate of the Company, is the son of Mr. Michael J. Flynn, Vice Chairman of the Board, President and Chief Operating Officer of the Company. Mr. Patrick Flynn is also the President and a director of Blue Ridge Real Estate/Big Boulder Corporation, an entity in which the Company has a significant interest. Mr. Patrick Flynn was paid a cash salary in 2001 as an employee of the Company that is commensurate with his position and was granted 12,500 options in 2001 pursuant to the Equity Participation Plan.

         Indebtedness of Management. The following table sets forth information with respect to indebtedness of Directors and executive officers to the Company.


                                        Largest
                                       Aggregate
                                     Indebtedness
                                      Outstanding                           Amount
            Name and                  During 2001       Purpose of       Outstanding        Interest Rate
       Principal Position                ($)           Indebtedness        ($) (13)              (%)
       ------------------        -------------------   ------------        --------              ---
Michael J. Flynn
  Vice Chairman of the
  Board of Directors.                2,095,920  (1)   Stock purchase          93,539             6.0
  President and Chief
  Operating Officer

Michael V. Pappagallo                 664,218   (2)   Stock purchase         686,901             6.0
  Vice President -
  Chief Financial Officer

David B. Henry                        370,704   (3)   Stock purchase         407,206             6.0
  Vice Chairman of the
  Board of Directors.
  Chief Investment Officer

Glenn G. Cohen                        273,742   (4)   Stock purchase         303,352             6.0
  Vice President - Treasurer

Patrick J. Callan, Jr.                147,538   (5)   Stock purchase         141,628             6.0
  Vice President - Leasing

Robert Nadler                          96,478   (6)   Stock purchase         139,798             6.0
  President - Western Region

Bruce M. Kauderer                      96,474   (7)   Stock purchase         137,858             6.0
  Vice President - Legal

Paul Weinberg                          84,303   (8)   Stock purchase          80,639             6.0
  Vice President -
  Human Resources

Jerald Friedman                        50,000   (9)   Stock purchase          95,330             6.0
  Executive Vice President

Scott Onufrey                          49,989  (10)   Stock purchase          47,758             6.0
  Vice President -
  Investor Relations

Raymond Edwards                        49,977  (11)   Stock purchase         106,887             6.0
  Vice President -
  Retail Solutions

Mitchell Margolis                      49,973  (12)   Stock purchase         106,441             6.0
  Vice President -
  Chief Information Officer


(1) Represents (i) loans extended to Mr. Flynn during 1996 to fund the purchase of 15,000 outstanding shares of the Company's Common Stock and in 1997, 1998 and 2000 to fund amounts associated with a previously granted restricted stock award and (ii) loans extended during 1999, 2000, 2001 and 2002 to supplement available margin loans and partially fund the purchase of 181,770 shares, 4,687 shares, 4,687 shares and 4,687 shares, respectively, of the Company's Common Stock. The stock purchase loans are scheduled to be repaid over a term of two years, however, the term may be extended at the discretion of the Board of Directors. Mr. Flynn repaid a substantial portion of these loans in March 2001.
(2) Loans extended during 1999, 2000, 2001 and 2002 to supplement available margin loans and partially fund the purchase of 49,500 shares, 4,687 shares, 4,687 shares and 4,687 shares, respectively, of the Company's Common Stock by Mr. Pappagallo. These stock purchase loans are scheduled to be repaid over a term of two years, however, the term may be extended at the discretion of the Board of Directors.
(3) Represents (i) loan associated with an unrestricted stock award of 37,500 shares; this loan which is collateralized by the shares of common stock awarded is scheduled to be repaid over a term of five years and (ii) loans extended during 2001 and 2002 to supplement available margin loans and partially fund the purchase of 3,658 shares and 3,658 shares, respectively, of the Company's Common Stock by Mr. Henry. These stock purchase loans are scheduled to be repaid over a term of two years, however, the term may be extended at the discretion of the Board of Directors.
(4) Loans extended during 1999, 2000, 2001 and 2002 to supplement available margin loans and partially fund the purchase of 14,850 shares, 4,687 shares, 4,687 shares and 4687 shares, respectively, of the Company's Common Stock by Mr. Cohen. These stock purchase loans are scheduled to be repaid over a term of two years, however, the term may be extended at the discretion of the Board of Directors.
(5) Loans extended during 1999, 2000 and 2001 to supplement available margin loans and partially fund the purchase of 5,940 shares, 2,970 shares and 4,440 shares, respectively, of the Company's Common Stock by Mr. Callan. These stock purchase loans are scheduled to be repaid over a term of two years, however, the term may be extended at the discretion of the Board of Directors.
(6) Loans extended during 2000, 2001 and 2002 to supplement available margin loans and partially fund the purchase of 4,687 shares, 4,687 shares and 4,687 shares, respectively, of the Company's Common Stock by Mr. Nadler. These stock purchase loans are scheduled to be repaid over a term of two years, however, the term may be extended at the discretion of the Board of Directors.
(7) Loans extended during 2000, 2001 and 2002 to supplement available margin loans and partially fund the purchase of 4,687 shares, 4,687 shares and 4,594 shares, respectively, of the Company's Common Stock by Mr. Kauderer. These stock purchase loans are scheduled to be repaid over a term of two years, however, the term may be extended at the discretion of the Board of Directors.
(8) Loans extended during 2000 and 2001 to supplement available margin loans and partially fund the purchase of 3,465 shares and 4,511 shares, respectively, of the Company's Common Stock by Mr. Weinberg. These stock purchase loans are scheduled to be repaid over a term of two years, however, the term may be extended at the discretion of the Board of Directors.
(9) Loans extended during 2001 and 2002 to supplement available margin loans and partially fund the purchase of 4,687 shares and 4,687 shares, respectively, of the Company's Common Stock by Mr. Friedman. These stock purchase loans are scheduled to be repaid over a term of two years, however, the term may be extended at the discretion of the Board of Directors.
(10) Loan extended during 2001 to supplement available margin loans and partially fund the purchase of 4,687 shares of the Company's Common Stock by Mr. Onufrey. These stock purchase loans are scheduled to be repaid over a term of two years, however, the term may be extended at the discretion of the Board of Directors.
(11) Loans extended during 2001and 2002 to supplement available margin loans and partially fund the purchase of 3,258 shares and 3,258 shares, respectively, of the Company's Common Stock by Mr. Edwards. These stock purchase loans are scheduled to be repaid over a term of two years, however, the term may be extended at the discretion of the Board of Directors.
(12) Loans extended during 2001and 2002 to supplement available margin loans and partially fund the purchase of 3,680 shares and 3,680 shares, respectively, of the Company's Common Stock by Mr. Margolis. These stock purchase loans are scheduled to be repaid over a term of two years, however, the term may be extended at the discretion of the Board of Directors.
(13) Indebtedness outstanding as of April 1, 2002.

        Independent Public Accountants

       PricewaterhouseCoopers LLP was engaged to perform the annual audit of the books of account of the Company for the calendar year ended December 31, 2001. There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than as pertain to its engagement as independent auditors for the Company in previous years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

        The following table provides information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the year ended December 31, 2001:

             Audit Fees (1)                        $ 210,000
             Financial Information Systems
               Design and Implementation           $       0
             All Other Fees(2)                     $  90,000

(1) Audit fees include all fees for services in connection with the annual audit of the Company's fiscal 2001 financial statements included in its annual report on Form 10-K and the review of the financial statements included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and for the audit of the fiscal 2001 financial statements of KIR, an entity in which the Company has a 43.3% non-controlling limited partnership interest.
(2) Includes fees for (i) the audit of the Company's employee benefit plan (ii) the consents and comfort letters in connection with two equity offerings during 2001 and (iii) the compensation consulting engagement in connection with the recommendation of a special incentive award to Mr. Milton Cooper, Chairman of the Board and Chief Executive Officer of the Company. The Audit Committee discussed these services with PricewaterhouseCoopers LLP and determined that their provision of these services is compatible with maintaining PricewaterhouseCoopers LLP's independence.

        The Audit Committee of the Board of Directors annually submits its recommendation with respect to the engagement of independent public accountants at the meeting of the full Board of Directors which takes place each year during the Company's third fiscal quarter. PricewaterhouseCoopers LLP has been the Company's independent public accountants since 1986. The Audit Committee of the Board of Directors will review the appointment of PricewaterhouseCoopers LLP for 2002 later this year.

        Other Matters

        Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports (Forms 3, 4 and 5) of the ownership and changes in the ownership of such equity securities with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of the Company's stock are required by SEC regulation to furnish the Company with copies of all such forms which they file.

        Based solely on the Company's review of the copies of Forms 3, 4 and 5 and amendments thereto received by it for the year ended December 31, 2001, or written representations from certain reporting persons that no such forms were required to be filed by those persons, the Company believes that during the year ended December 31, 2001, all filing requirements were complied with by its officers, directors, beneficial owners of more than ten percent of the Company's stock and other persons subject to Section 16 of the Exchange Act.

        Financial and Other Information. On October 24, 2001, the Company's Board of Directors declared three-for-two split (the "Stock Split") of the Company's Common Stock which was effected in the form of a stock dividend payment on December 21, 2001 to stockholders of record on December 10, 2001. All Common Stock share and per share data included in this Proxy Statement have been adjusted to reflect this Stock Split.

        Reference should be made to the Company's annual report on Form 10-K for the year ended December 31, 2001, and the Company's Annual Report delivered together with this Proxy Statement, such documents incorporated herein by reference, for financial information and related disclosures required to be included herein.

        Stockholders' Proposals. Proposals of stockholders intended to be presented at the Company's Annual Meeting of Stockholders to be held in 2002 must be received by the Company no later than January 3, 2003, in order to be included in the Company's proxy statement and form of proxy relating to that meeting. Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. A stockholder who wishes to make a proposal at the 2003 Annual Meeting without including the proposal in the Company's proxy statement and form of proxy relating to that meeting must notify the Company by February 3, 2003. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2003 Annual Meeting may exercise discretionary voting power with respect to any such proposal.

        Documents Incorporated by Reference. This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (except for certain exhibits to such documents, unless such exhibits are specifically incorporated herein) are available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of the Company at the principal executive offices of the Company.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

        Other Business. All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Meeting for action. However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

                                   Appendix A

                            KIMCO REALTY CORPORATION
                             AUDIT COMMITTEE CHARTER

                       Mission Statement and Organization

The Audit Committee of the Board of Directors will:

o Oversee the Company's accounting and financial reporting policies and practices and system of internal control;
o Oversee the quality and objectivity of its financial statements and the independent audit thereof; and
o Act as a liaison between the Company's independent auditors and its full board of directors.

This Audit Committee shall consist entirely of members of the Board that are free of any relationships that, in the opinion of the Board, would interfere with the exercise of their independent judgment. The Audit Committee shall consist of three members, each of whom shall have accounting or financial management experience and expertise, as determined by the full Board in its business judgment. One member shall serve as Committee Chair. The Audit Committee will meet at least two times per year with special meetings called as circumstances warrant, and shall meet annually with the Chief Financial Officer of the Company. The Audit Committee will review and reassess the adequacy of this charter on an annual basis.

The function of the Audit Committee is oversight; it is management's responsibility to maintain appropriate systems for accounting and internal control, and the independent auditor's responsibility to plan and carry out a proper audit.

                           Roles and Responsibilities

o To recommend the selection, retention or termination of independent auditors and to evaluate their independence;
o Meet with the Company's independent auditors, including private meetings, as deemed necessary to:

                  - to review the arrangements for the annual audit and any
                    special audits;
                  - to discuss any matters of concern brought to their attention relating to the Company's financial statements;
                  - consider the auditors' comments with respect to the
                    Company's financial policies, procedures and internal accounting controls and management's responses thereto;
                  - to review the form of opinion the auditors propose to render to the Board and shareholders; an
                  - to review the Company's quarterly financial results prior to the public release and/or the Company's quarterly financial statements prior to filing or distribution. The Committee Chair may represent the full Committee for the review of the quarterly statements.

o To receive reports concerning any changes in accounting principles or practices proposed by management or the independent auditors;
o To review the fees charged by the independent auditors for audit and non-audit services brought to the Committee's attention by management;
o To investigate improprieties or suspected improprieties in the Company's operations; and
o Regularly update the Board of Directors with respect to the above and other matters as the Committee may deem necessary or appropriate and make appropriate recommendations.

The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain special counsel and other experts or consultants at the expense of the Company.

                                                                     2740-PS-02

--------------------------------------------------------------------------------

KIMCO
REALTY CORPORATION


-----------------
Vote by Telephone
-----------------

It's fast, convenient and immediate!
Call Toll-Free on a Touch-Tone Phone

Follow these four easy steps:

1. Read the accompanying Proxy Statement and Proxy Card.
2. Call the toll-free number 1-888-216-1368
3. Enter your Control Number located on your Proxy Card.
4. Follow the recorded instructions.

Your vote is important! Call 1-888-216-1368


----------------
Vote by Internet
----------------

It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

1. Read the accompanying Proxy Statement and Proxy Card.
2. Go to the Website https://www.proxyvotenow.com/kim
3. Enter your Control Number located on your Proxy Card.
4. Follow the instructions.

Your vote is important! Go to https://www.proxyvotenow.com/kim



    Do not return your Proxy Card if you are voting by Telephone or Internet






                                              ----------------------------------



                                                      CONTROL NUMBER FOR
                                                 TELEPHONE OR INTERNET VOTING
                                              ----------------------------------

1-888-216-1368
CALL TOLL-FREE TO VOTE





      DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET
--------------------------------------------------------------------------------


/ /      PLEASE MARK, SIGN, DATE AND                         /x/
         RETURN THE PROXY CARD PROMPTLY
         USING THE ENCLOSED ENVELOPE.              Votes must be indicated
                                                   (x) in Black or Blue ink.



This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of all nominees for director and in the discretion of the Proxies upon such other business as may properly come before the Meeting. By executing this proxy, the undersigned hereby revokes all prior proxies.



1. To elect Directors to serve for a term of one year and until their successors are duly elected and qualify:



FOR all nominees  / /    WITHHOLD AUTHORITY to vote  / /     *EXCEPTIONS  / /
listed below             for all nominees listed
                         below


To change your address, please mark this box.  / /


Nominees: (01) M. Kimmel, (02) M. Cooper, (03) R. Dooley, (04) J. Grills,
(05) D. Henry, (06) M. Flynn, and (07) F. Lourenso

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below).

*Exceptions ____________________________________________________________________



2. To transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.







                                   ---------------------------------------------

                                        SCAN LINE

                                   ---------------------------------------------


                              Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                              Date      Share Owner sign here

                              ------    ----------------------------------------


                              Co-Owner sign here

                              --------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                            KIMCO REALTY CORPORATION


                                   P R O X Y


          This Proxy is Solicited on Behalf of the Board of Directors


         The undersigned hereby appoints Milton Cooper, Michael J. Flynn and Bruce Kauderer as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of Kimco Realty Corporation held of record by the undersigned on April 1, 2002, at the Annual Meeting of Stockholders to be held on May 14, 2002, or any adjournment(s) or postponement(s) thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement.

         The Board of Directors recommends a vote (1) FOR all of the nominees for director.

         To vote FOR all of the nominees for director, just sign and date the reverse side. No boxes need to be checked.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE





                                        KIMCO REALTY CORPORATION
                                        P.O. BOX 11212
                                        NEW YORK, N.Y. 10203-0212

--------------------------------------------------------------------------------